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(RUSSELL LOGO)





FOR IMMEDIATE RELEASE               CONTACTS:      Thomas Johnson (Investors)
                                                   678/742-8181

                                                   Nancy Young (Media)
                                                   678/742-8118



                    RUSSELL CORPORATION COMPLETES ACQUISITION
                          OF SPALDING SPORTS WORLDWIDE

ATLANTA (May 16, 2003) - Russell Corporation (NYSE: RML) today announced that it has completed the acquisition of the brands, inventory, contracts and related assets of the sporting goods business of Spalding Sports Worldwide, Inc. As announced in April, Russell is acquiring the assets for $65 million and the agreement includes the SPALDING brand name as well as DUDLEY, a leading brand of softballs, and Sherrin, a leading brand of Australian rules football equipment. Sales for the Spalding sports goods business in 2002 were $90 million, including $10 million in royalties from license agreements.

"Spalding is another milestone in our expansion strategy as we develop a stronger focus on the athletic and outdoor markets," said Jack Ward, chairman and CEO. "Like Russell, Spalding has a truly authentic athletic heritage. Today, it is one of the leading sporting goods companies and the Spalding brand name also is licensed around the world for products such as apparel, shoes, sporting goods and related products."

ABOUT SPALDING

Spalding was founded by Hall of Fame pitcher Albert G. Spalding in 1876 and produced the first official major league baseball that same year. It is the official basketball supplier for the NBA and the WNBA, the official volleyball for the NCAA and American Volleyball Association, and the official soccer ball of the Major Indoor Soccer League. Spalding's research and development efforts led to the introduction of its Infusion(R) line of inflatable sports balls that feature built-in MICRO-PUMP(R) technology that allows users to inflate the product any time, any where.

ABOUT RUSSELL CORPORATION

Russell Corporation is a leading branded athletic, activewear, and outdoors company with over a century of success in marketing athletic uniforms, apparel and accessories for a wide variety of sports, outdoor and fitness activities. The company's brands include: Russell Athletic(R), JERZEES(R), Mossy Oak(R), Cross Creek(R), Discus(R), Moving Comfort(R) and Bike(R). The company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.


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